UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 17, 2014

CHENIERE ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-16383	95-4352386
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

700 Milam Street, Suite 800 Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (713) 375-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 17, 2014, the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of Cheniere Energy, Inc. (the “Company”) recommended and the Board approved a change in the annual base salary for Charif Souki, the principal executive officer of the Company. Mr. Souki will receive a base salary of $1 effective December 15, 2014. A notional base salary of $1,000,000 will be used for purposes of target and actual bonus calculations and certain employee benefits.
In addition, the Compensation Committee recommended and the Board approved a bonus payment under the Company’s annual bonus program for each of the executive officers of the Company with respect to the performance year ended December 31, 2014, payable in cash. The following table sets forth the 2014 cash bonus award for each of the Company’s executive officers, including the principal executive officer, the principal financial officer and the other executive officers who are named in the Summary Compensation Table in the Company’s definitive Proxy Statement filed in 2014 and who remain employees of the Company.

2014 Cash Bonus Awards
Executive Officer	2014 Cash Bonus Award
Charif Souki Chairman, Chief Executive Officer and President	$2,400,000
Michael J. Wortley Senior Vice President and Chief Financial Officer	$900,000
Meg A. Gentle Executive Vice President - Marketing	$1,000,000
R. Keith Teague Executive Vice President - Asset Group	$900,000
Greg W. Rayford Senior Vice President and General Counsel	$700,000
Jean Abiteboul Senior Vice President - International	$749,768	*

*	Mr. Abiteboul’s cash bonus award is £477,891. The amount reported in the table represents the U.S. dollar equivalent based on the December 17, 2014 exchange rate of 1 USD to 0.637385 GBP.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHENIERE ENERGY, INC.
Date:	December 23, 2014	By:	/s/ Michael J. Wortley
		Name:	Michael J. Wortley
		Title:	Senior Vice President and
Chief Financial Officer